UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2010

SunPower Corporation

(Exact name of registrant as specified in its charter)

001-34166

(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of principal executive offices, with zip code)

(408) 240-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2010 SunPower Technology, Ltd. (“SPTL”) (an indirect Cayman Islands subsidiary of SunPower Corporation, a Delaware corporation (“SunPower”)) and SunPower Malaysia Manufacturing SDN.BHD, a wholly-owned Malaysian subsidiary of SPTL (the “JVC”), entered into a joint venture agreement (the “Joint Venture Agreement”) with AU Optronics Singapore Pte. Ltd. (“AUO”), a company organized under the laws of Singapore, and AU Optronics Corporation, a company organized under the laws of Taiwan and the ultimate parent company of AUO (“AUO Taiwan”). Pursuant to the terms of the Joint Venture Agreement, SPTL and AUO will jointly own the GW-scale Fab 3 facility currently being constructed in Malaysia through each party’s 50% equity ownership interest in the JVC. The joint venture will deploy SunPower’s solar cell technology and process know-how and AUO’s manufacturing expertise to install and operate the Fab 3 facility with JVC manufacturing and selling solar cells (on a “cost-plus” basis) to SunPower Systems Sarl, a Switzerland subsidiary of SPTL (“SPSW”) (or its affiliates), and AUO. SunPower expects the JVC to provide a substantial portion of SunPower’s solar cell supply beginning in 2011.

The Joint Venture Agreement provides for both equity and debt financing components. At the closing of the transactions (the “Closing”), which is subject to customary conditions including the receipt of governmental and third party consent and is expected to be during the third quarter of 2010, SPTL will hold a 50% ownership interest in the JVC, with AUO holding the remaining 50% ownership interest. The shareholders will not be permitted to transfer any of the JVC shares held by them, except to each other and to their direct or indirect, wholly-owned subsidiaries.

At the Closing, SPTL and AUO will each subscribe for shares in the JVC with a par value of approximately $350 million. The shareholders will contribute some of those funds at Closing and will contribute additional amounts over time so that the total cash contributions made by each shareholder equals approximately $350 million in the aggregate (or such lesser amount as the parties may mutually agree). In addition, if the JVC, SPTL or AUO requests additional equity financing to the JVC, then each of SPTL and AUO will each be required to make additional cash contributions of up to a $50 million aggregate.

SPTL has agreed to assure that the JVC will retain the existing Malaysian Government loan for Fab 3 of RM1.0 billion and AUO has agreed (subject to certain conditions precedent) to arrange for additional third-party debt financing for the JVC. If such third-party debt financing is not so obtained, then AUO has agreed to procure or provide to the JVC, on an interim basis, the debt financing reasonably necessary to fund (in a timely manner) the JVC’s business plan, until such time as third-party financing is procured and replaces such interim financing.

Under the terms of the Joint Venture Agreement, the JVC will have a six-person board of directors, with each of SPTL and AUO having the right to nominate three director representatives. AUO will also have the right to nominate the Chief Executive Officer and SPTL will have the right to nominate the Chief Financial Officer of the JVC. Certain actions of the JVC require the approval of a majority of the directors of the JVC, including at least one director nominated by each shareholder and certain other fundamental actions are proscribed without prior approval or written consent of shareholders holding at least 75% of the JVC shares outstanding. In addition, the Joint Venture Agreement provides a mechanism for resolving any “deadlock”, and specified remedies upon any events of default arising from, among other things, material breaches of the Joint Venture Agreement.

The Joint Venture Agreement imposes certain geographic restrictions on AUO with respect to sales of any of its allocated supply of JVC solar cells from Fab 3 and specifically provides that AUO will not, directly or indirectly, sell any of its allocated supply of JVC Fab 3 solar cells other than in Asia (Japan and Australia are excluded countries within the definition of Asia), except that starting in 2013, AUO may sell a portion of its allocated supply of JVC solar cells in Europe and Australia for use in power plant projects that are owned or developed by direct or indirect subsidiaries of AUO. In addition, for ten years after the Closing, if AUO desires to pursue production of or investment in any crystalline cell production with cell efficiency greater than 20%, the parties will first consider pursuing such production or investment through the JVC.

The parties have also agreed forms of agreements for the licensing and joint development of technology, among other things. At the Closing, the parties will enter into these and other ancillary transaction agreements. Through these agreements, the SPTL and AUO will, among other things, license to the JVC, on a non-exclusive, royalty-free basis, certain background intellectual property related to solar cell manufacturing (in the case of SPTL), and manufacturing processes (in the case of AUO). Ownership and licensing terms are also agreed with respect to both improvements made by the JVC to the background intellectual property of either party, and developments based upon the background intellectual property of either party. In addition, any proposed step modification approved by SPTL will result in a joint development program among the parties. Upon the dissolution of the JVC, intellectual property owned by the JVC that primarily relates to AUO’s field of use would be assigned to AUO, all other intellectual property owned by the JVC would be assigned to SPTL, and all rights granted to the JVC will terminate.

At the Closing, each of SPSW and AUO will enter into a seven-year supply agreement with the JVC (renewable by the purchaser for one-year periods thereafter), commiting to the purchase of the solar cells manufactured by the JVC. Under the terms of the supply agreements, the percentage of the JVC’s total annual output allocated on a monthly basis to (1) SPSW ranges from 95% in fiscal year 2010 to 80% in fiscal year 2013 and thereafter, and (2) AUO ranges from 5% in fiscal year 2010 to 20% in fiscal year 2013 and thereafter. SPSW and AUO have the right to reallocate supplies from time to time pursuant to a written agreement. The supply agreements also specify that in the event that either AUO or SPTL sells its shares in the JVC, certain terms and conditions customary for a third-party vendor arrangements will apply to such party’s supply arrangement with the JVC.

Prior to Closing, the JVC must either assume a portion of certain SunPower’s existing polysilicon purchase obligations, or enter into a commercial arrangement with SunPower to purchase a portion of SunPower’s existing purchase obligations on the same terms. If the Closing does not occur by September 30, 2010, then the Joint Venture Agreement will automatically terminate.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 27, 2010, SunPower issued a press release announcing the entering into of the Joint Venture Agreement. The full text of the press release is being furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated May 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: May 27, 2010	By:	/s/ DENNIS V. ARRIOLA
	Name:	Dennis V. Arriola
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated May 27, 2010.